Exhibit 99.1

Heron Therapeutics Announces First Quarter 2014 Financial Results

REDWOOD CITY, Calif. – May 8, 2014 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a specialty pharmaceutical company, today reported first quarter 2014 financial results and highlighted recent corporate progress and upcoming milestones.

“During the first quarter, we achieved a major milestone with the initiation of a Phase 3 label expansion study of SUSTOL™ (granisetron), our lead product candidate for the prevention of CINV,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics. “This study, evaluating SUSTOL for the prevention of delayed-onset CINV associated with administration of HEC agents, focuses on an area of significant unmet medical need, and if successful will further differentiate this product as the only 5-HT3 receptor antagonist with this indication. Early enrollment rates for this study are very encouraging and we anticipate reporting data before the end of 2014.”

Results of Operations

As of March 31, 2014, we had approximately $57.5 million in cash, compared to $72.3 million as of December 31, 2013. Net cash used in operating activities was $15.7 million for the quarter ended March 31, 2014.

Heron Therapeutics’ net loss for the first quarter of 2014 was $17.5 million, or $0.74 per share, compared to a net loss of $13.0 million, or $0.85 per share, for the first quarter of 2013.

The increase in net loss was primarily due to the initiation of a Phase 3 label expansion study of SUSTOL in the first quarter of 2014 and expenses related to new product development, including our new program targeting the relief of post-surgical pain which was initiated in November 2013.

The decrease in net loss per share for the quarter ended March 31, 2014 compared to the same period in 2013 was mainly due to the increase in shares outstanding in 2014 as a result of our November 2013 common stock offering, partially offset by the increase in net loss.

About SUSTOL™

Heron’s lead product candidate, SUSTOL™ (granisetron), is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV in patients receiving moderately emetogenic chemotherapy (MEC); none are approved for delayed-onset CINV in patients receiving highly emetogenic chemotherapy (HEC). SUSTOL contains the 5-HT3 receptor antagonist granisetron formulated in the Company’s proprietary Biochronomer™ polymer-based drug delivery platform, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for SUSTOL because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About Heron’s Post-Surgical Pain Program

In addition to SUSTOL, Heron is also utilizing its proprietary Biochronomer polymer-based drug delivery platform to develop other drugs designed to extend the duration of action of known active ingredients to address important unmet medical needs. In November 2013, the Company announced movement into full development of the first of these new drug programs — the Biochronomer extended release of an established local anesthetic for the treatment of post-surgical pain. In recently completed, post-surgical animal models of pain, the Company’s drug candidates demonstrated statistically significant pain relief for five days, representing the potential to significantly reduce the need for opiates post-surgery and the length of post-surgical hospital stays. Heron expects to move its pain program into human clinical studies in summer 2014.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.) is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks.

HERON THERAPEUTICS, INC.

Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2014	2013
Operating expenses:
Research and development	$11,771	$7,140
General and administrative	5,551	5,612

Total operating expenses	17,322	12,752

Loss from operations	(17,322)	(12,752)
Interest expense	(216)	(201)

Net loss	$(17,538)	$(12,953)

Basic and diluted net loss per share	$(0.74)	$(0.85)

Shares used in computing basic and diluted net loss per share	23,686	15,254

HERON THERAPEUTICS, INC.

Condensed Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
Cash	$57,475	$72,287
Total assets	62,793	75,937
Total stockholders’ equity	$55,409	$68,945

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of SUSTOL™ (granisetron) and the potential timing for such approval, if approved at all; progress in research and development programs; timing for completion of our ongoing Phase 3 study as well as for commencement of clinical studies of new drug candidates; launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them, except as required by law.

Contacts

Investor Relations Contact:
Jennifer Capuzelo, 858-703-6063
jcapuzelo@herontx.com

and

Corporate Contact:
Stephen R. Davis, 650-366-2626
Executive Vice President and Chief Operating Officer
Heron Therapeutics, Inc.

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